CERTIFICATE OF DESIGNATIONS

OF THE

SERIES A REDEEMABLE PREFERRED STOCK

OF

AMERICAN COMMUNITY NEWSPAPERS INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

American Community Newspapers Inc., a Delaware corporation (hereinafter called the “Company”), hereby certifies that, pursuant to the authority expressly vested in the Board of Directors of the Company by the Certificate of Incorporation (the “Certificate of Incorporation”), and in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors has duly adopted the following resolutions.

RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation (which authorizes 1,000,000 shares of preferred stock, $.0001 par value per share (“Preferred Stock”)), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1. Number and Designation. 45,000 shares of the Preferred Stock of the Company shall be designated as “Series A Preferred Stock.”

2. Rank. The Series A Preferred Stock shall, with respect to dividend rights, interest payment rights, repayment of principal rights, and rights on liquidation, dissolution and winding up, rank:

(a) senior to all classes of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and to each other class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (the securities in this clause (a) collectively referred to as “Junior Securities”);

(b) on a parity with each class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company,

the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (the securities in this clause (b) collectively referred to as “Parity Securities”); and

(c) junior to each class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividends rights and rights on liquidation, winding-up and dissolution of the Company (the securities in this clause (c) collectively referred to as “Senior Securities”).

The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities, Parity Securities and Senior Securities, as the case may be.

3. Dividends.

(a) Dividend Periods. Each share of the Series A Preferred Stock shall entitle the holder thereof to receive cumulative dividends payable on the last day of December, March, June and September in each year (each such date being referred to herein as a “Dividend Payment Date” and each such quarterly period being a “Dividend Period”) in an amount determined at the Dividend Rate. “Dividend Rate” shall mean that percentage per annum of the Accreted Value of a share of Series A Preferred Stock that is 150 basis points higher than the then highest applicable interest rate of the Subordinated Debt (as defined herein); provided, however, that the Dividend Rate shall not be lower than 15.75% or higher than 16.50%, except upon a default hereunder or if a default rate becomes applicable to the Subordinated Debt, in which case the Dividend Rate shall not be limited to 16.50% and the applicable Dividend Rate (“Default Rate”) shall be 2% above the otherwise then applicable Dividend Rate until such default is cured. Each such dividend will be payable to the holders of record of shares of the Series A Preferred Stock on June 1, September 1, December 1, and March 1, commencing September 1, 2007, as they appear on the stock records of the Company at the close of business on such record dates.

(b) Computation. Dividends paid pursuant to paragraph 3(a) are payable in arrears. Such dividends will accrue from the date of issue whether or not in any Dividend Period or Periods there are funds of the Company legally available for the payment of such dividends or whether any such dividends are declared by the Board of Directors of the Company. Notwithstanding any thing to the contrary, any portion of the dividends for a Dividends Period that is paid in cash when due on the Dividend Date shall be paid at a Discount Rate. “Discount Rate” shall mean the then applicable Dividend Rate less 50 basis points. If all or any of the applicable dividends are not paid in cash on any Dividend Payment Date for the immediately preceding Dividend Period (or portion thereof if less than a full Dividend Period), then the unpaid amount of dividends shall be added to the Accreted Value for purposes of calculating succeeding periods’ dividends. Once any dividends for the immediately preceding Dividend Period (or portion thereof if less than a full Dividend Period) are so added to Accreted Value, such dividends will no longer be payable in cash except in connection with a liquidation or redemption payment as provided herein. Dividends will be computed on the actual number of days elapsed over twelve 30-day months and a 360-day year.

(c) Parity Securities. So long as any shares of the Series A Preferred Stock are outstanding, if full dividends on the Series A Preferred Stock have not been paid in cash for all Dividend Periods ending on or prior to the date on which payment of dividends is otherwise to be made on a class or series of Parity Securities, no such dividends will be paid or set apart on such Parity Securities without the consent of the holders of the majority of the then outstanding Series A Preferred Stock.

(d) Junior Securities. So long as any shares of Series A Preferred Stock are outstanding, if full dividends on the Series A Preferred Stock have not been paid in cash for all Dividend Periods ending on or prior to the date on which payment of dividends is otherwise to be made on a class or series of Junior Securities, no such dividends will be declared or paid or set apart on such Junior Securities without the consent of the holders of the majority of the then outstanding Series A Preferred Stock.

4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holder of each share of Series A Preferred Stock shall be entitled to receive an amount per share equal to the then Accreted Value of such share on the date of distribution as a preferential amount, and such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such Parity Securities if all amounts payable thereon were paid in full. Solely for the purposes of this paragraph 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

(b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Series A Preferred Stock of the preferential amount as provided in this paragraph 4, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Company, and the holders of the Series A Preferred Stock in their capacity as such shall not be entitled to share therein.

5. Redemption.

(a) On the six-month anniversary of the maturity date of the Subordinated Debt (“Subordinated Debt Maturity Date”), the Company shall redeem all of the outstanding

Series A Preferred Stock in cash at a price per share equal to the Accreted Value at the time of redemption payment. Notwithstanding the foregoing, no such redemption shall occur if the Company is then in monetary default with respect to the Senior Debt (as defined) or the Subordinated Debt until such time as all such monetary defaults are remedied (the period from when the first such monetary default occurs until all such monetary defaults are remedied being referred to herein as the “Debt Default Period”). In the event of any such monetary default delaying the redemption required hereby, such redemption shall occur on the later of (i) the 16th day after the end of the Debt Default Period and (ii) the six-month anniversary of the Subordinated Debt Maturity Date. Notwithstanding anything to the contrary contained herein, during the Debt Default Period, dividends shall continue to accrue on the Series A Preferred Stock at the Default Rate.

(b) Notwithstanding anything the contrary, if there is a Change of Control (as defined) and all of the Senior Debt and Subordinated Debt has been repaid prior to the date of, or is being repaid in connection with, such Change of Control, then, subject to the priority of the Senior Debt and Subordinated Debt with respect to repayment of principal and interest thereon (and any applicable premium in connection with such Change of Control), all of the outstanding Series A Preferred Stock shall be redeemed, concurrently with the transaction causing the Change of Control, in cash, at a price per share equal to the Accreted Value at the time of redemption.

(c) Notwithstanding anything the contrary, if there is a Subject Asset Sale (as defined), and all of the Senior Debt and Subordinated Debt has been repaid prior to the date of, or is being repaid in connection with, such Subject Asset Sale, then, subject to the priority of the Senior Debt and Subordinated Debt with respect to repayment of principal and interest thereon (and any applicable premium in connection with such Subject Asset Sale), all of the outstanding Series A Preferred Stock shall be redeemed, concurrently with the consummation of the Subject Asset Sale, in cash, at a price per share equal to the Accreted Value at the time of redemption.

(d) Subject to its obligations with respect to the Senior Debt and Subordinated Debt (including all payment priorities of such debt and all covenants dealing with restricted payments and the like), the Company may, at its option, redeem all of the outstanding Series A Preferred Stock in cash at a price per share equal to the Accreted Value at the time of redemption payment.

(e) No redemption hereunder shall be effected unless prior written notice is given by the Company by first class mail, postage prepaid, mailed at least 15 days (and not more than 25 days) prior to the redemption date, to each holder of record of the Preferred Shares to be redeemed at such holder’s address as the same appears on the stock register of the Company; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series A Preferred Stock to be redeemed except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

(e) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), such share shall be redeemed by the Company at the redemption price aforesaid.

6. Voting Rights.

(a) So long as any of the Series A Preferred Stock is outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, shall be necessary to, (a) amend, alter or repeal any provision of the Certificate of Incorporation (whether by amendment, merger or otherwise) or the By-laws of the Company so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock, including, without limitation, the voting powers, liquidation preferences or redemption requirements of the Series A Preferred Stock, or change the Series A Preferred Stock into any other securities, cash or other property, (b) issue any additional Series A Preferred Stock or create, authorize or issue any capital stock that ranks prior to or pari passu with (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) the Series A Preferred Stock or (c) redeem for cash any Junior Securities. Except as otherwise required by law, the vote of holders of shares of Common Stock shall not be necessary to accomplish any of the actions contemplated by this paragraph.

(b) If any redemption required under the terms hereof is not initiated and completed as and when required hereby, the Board of Directors of the Company shall be immediately increased in size by that number of new directors (“Additional Board Members”) such that the number of Additional Board Members constitutes the majority of the Board of Directors and the holders of the then outstanding Series A Preferred Stock shall have the immediate right as a group to designate all of the Additional Board Members. The Company and the other directors of the Company shall take any and all lawful action necessary to timely affect the foregoing requirements. The Additional Board Members shall immediately cause the Board to direct the Company to affect all redemptions and related actions required hereby. Immediately upon completion of the redemptions required hereby, all of the Additional Board Members shall resign from the Board of Directors of the Company and the Board of Directors shall be decreased by that number. At any time after voting power to elect Additional Board Members shall have become vested and be continuing in the holders of Series A Preferred Stock, or if vacancies shall exist in the offices of directors elected by such holders, a proper officer of the Company may, and upon the written request of the holders of record of at least 25% of the shares of Series A Preferred Stock then outstanding addressed to the secretary of the Company shall, call a special meeting of the holders of Series A Preferred Stock for the purpose of electing the Additional Board Members which such holders are entitled to elect pursuant to the terms hereof. If such meeting shall not be called by a proper officer of the Company within five(5) days after personal service to the secretary of the Company at its principal executive offices, then the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock may designate in writing one of their members to call such meeting at the expense of the Company. Any holder of Series A Preferred Stock shall have, and the Company shall provide, access to the lists of holders of Series A Preferred Stock to be called pursuant to the provisions hereof.

7. Fractional Shares. The Company is authorized to issue fractional shares of Series A Preferred Stock.

8. Definitions. The following terms, as used herein, shall have the following meanings:

“Accreted Value” shall mean $100 plus any and all accrued and unpaid dividends on such share of Series A Preferred Stock.

“Change of Control” shall mean the consummation of any transaction which results in any “person” or “group” becoming the “beneficial owner” (in each case, within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder) of capital stock representing more than 50% of the issued and outstanding common stock of, par value $0.0001 per share of the Company or which results in any person or group, other than the Company, becoming the beneficial owner of equity interests representing more than 50% of the aggregate ordinary voting power of the issued and outstanding membership interests of ACN Opco LLC (“ACN”) or in which all or substantially all of the assets of the Company or ACN are sold or transferred to another party.

“Senior Debt” shall be that indebtedness incurred by ACN under that certain Credit Agreement, dated as of June 29, 2007 among the Company, ACN, the lenders listed therein and Bank of Montreal, Chicago Branch, as administrative agent, with BMO Capital Markets, as lead arranger.

“Subject Asset Sale” shall mean the consummation of any transaction in which all or substantially all of the assets of the Company or ACN are sold or transferred to another party.

“Subordinated Debt” shall be that indebtedness incurred by the Company under that certain Credit Agreement, dated as of June 29, 2007 among the Company, Ares Capital Corporation and the other lenders party thereto.

IN WITNESS WHEREOF, American Community Newspapers Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 2nd day of July, 2007.

AMERICAN COMMUNITY NEWSPAPERS INC.
By:	/s/ Eugene Carr
	Name:	Eugene M. Carr
	Title:	Chairman of the Board, President and Chief Executive Officer

ATTEST:
/s/ Daniel J. Wilson
Name:	Daniel Wilson
Title:	Secretary, Vice President and Chief Financial Officer